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                                                                      Exhibit 99
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     SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
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The Private Securities Litigation Reform Act of 1995 (the "Act") provides a
"safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Potters Financial Corporation desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in Potters Financial Corporation's Annual Report on Form 10-KSB for fiscal year 1996 is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appear together with such statement. In addition, forward-looking statements are subject to other risks and uncertainties affecting the financial institutions industry, including, but not limited to, the following:

Interest Rate Risk
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Potters Financial Corporation's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. The interest income and interest expense of Potters Financial Corporation change as the interest rates on mortgages, securities and other assets and on deposits and other liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond Potters Financial Corporation's control.
The interest rates on specific assets and liabilities of Potters Financial Corporation will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends. In a rising interest rate environment, loans tend to prepay slowly and new loans at higher rates increase slowly, while interest paid on deposits increases rapidly because the terms to maturity of deposits tend to be shorter than the terms to maturity or prepayment of loans. Such differences in the adjustment of interest rates on assets and liabilities may negatively affect Potters Financial Corporation income. Moreover, rising interest rates tend to decrease loan demand in general, negatively affecting Potters Financial Corporation income.

Possible Inadequacy of the Allowance for Loan Losses
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The Potters Savings and Loan Company maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio. While the Board of Directors of The Potters Savings and Loan Company believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used in making the final determination.

Loans not secured by one-to-four family residential real estate are generally considered to involve greater risk of loss than loans secured by one-to-four family residential real estate due, in part, to the effects of general economic conditions. The repayment of multifamily residential and nonresidential real estate loans generally depends upon the cash flow from the operation of the property, which may be negatively affected by national and local economic conditions that cause leases not to be renewed or that negatively affect the operations of a commercial borrower.


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Construction loans may also be negatively affected by such economic conditions, particularly loans made to developers who do not have a buyer for a property before the loan is made. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions. When consumers have trouble paying their bills, they are more likely to pay mortgage loans than consumer loans, and the collateral securing such loans, if any, may decrease in value more rapidly than the outstanding balance of the loan.

Competition
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The Potters Savings and Loan Company competes for deposits with other savings associations, commercial banks and credit unions and issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, The Potters Savings and Loan Company competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The size of financial institutions competing with The Potters Savings and Loan Company is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Potters Financial Corporation.

Legislation and Regulation that may Adversely Affect The Potters Savings and
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Loan Company's Earnings
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The Potters Savings and Loan Company is subject to extensive regulation by the
Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC") and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a savings and loan holding company, Potters Financial Corporation is also subject to regulation and examination by the OTS. Such supervision and regulation of The Potters Savings and Loan Company and Potters Financial Corporation are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of the company to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on Potters Financial Corporation's net earnings.

The FDIC is authorized to establish separate annual assessment rates for deposit insurance of members of the Bank Insurance fund (the "BIF") and the Savings Association Insurance Fund (the "SAIF"). The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution's capital level and the FDIC's level of supervisory concern about the institution.

Congress recently enacted a plan to recapitalize the SAIF. The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings associations under federal law. Congress is considering legislation to eliminate the federal thrift charter and the separate federal regulation of savings and loan associations, and the Department of the Treasury is preparing a report for Congress on the development of a common charter for all financial institutions. As a result, The Potters Savings and Loan Company may have to convert to a different financial institution charter or might be regulated under federal law as a bank. If The Potters Savings and Loan Company becomes a bank or is regulated as a bank, it would become subject to the more restrictive activity limitations imposed on national banks. Moreover, Potters Financial Corporation might become subject to more

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restrictive holding company requirements, including activity limits and capital requirements similar to those imposed on The Potters Savings and Loan Company. Potters Financial Corporation cannot predict the impact of the conversion of The Potters Savings and Loan Company to, or regulation of The Potters Savings and Loan Company as, a bank until any legislation requiring such change is enacted.

Specific References
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In addition to the foregoing, some of the matters, which are addressed in the
Form 10-KSB and Forms 10-QSB's filed by Potters Financial Corporation, contain forward-looking statements including the following:

        1. Pending legislation or proposals regarding changes in charter or regulation.

         2. Management's determination of the amount and adequacy of the allowance for loan losses and expectations regarding 1997 and future charge-offs .

         3. Management's efforts to reduce the higher degree of risk in second mortgage, multifamily residential real estate, developed building lot, nonresidential real estate, construction loans, commercial loans and consumer loans.

         4.   Management's efforts to manage delinquencies and credit risk.

         5.   Management's efforts to manage interest rate risk.

         6.   Management's characterization of its competition.

         7.   Pending regulatory proposals.

         8.   Levels of deposit insurance assessments.

         9. Management's determination of appropriate liquidity and capital levels.

         10. Management's belief that Potters can more effectively service its East End customers through its Downtown Branch Office.

         11. Management's belief that the Employee Stock Ownership Plan and the 401(k) plan can more adequately serve the retirement needs of Potters' employees at less cost than the defined benefit plan.

         12. Management's expectation that local economic factors will not change significantly or that regional economic factors will not significantly impact the operations of Potters.